Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Biostar Pharmaceuticals, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-3 (No.  333-192963), S-8 (No.  333-190867) and S-8 (No.  333-197496) of Biostar Pharmaceuticals, Inc. of our report dated March 31, 2014 relating to the consolidated financial statements of Biostar Pharmaceuticals, Inc as of and for the year ended December 31, 2013, which appears in the Annual Report on Form 10-K of Biostar Pharmaceuticals, Inc., for the year ended December 31, 2014 which report will be filed with the U.S. Securities and Exchange Commission on April 15, 2015.

/s/ Clement C. W. Chan & Co.
Clement C. W. Chan & Co.
Certified Public Accountants
Hong Kong
April 15, 2015